Exhibit 99.1

CONSENT OF HILLWORTH SECURITIES, LLC

We hereby consent to the inclusion of our opinion letter, dated December 1, 2025, to the board of directors of BOH Holdings, Inc. as an Annex to the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 of South Plains Financial, Inc., and to all references to our firm and to the description of such opinion in such proxy statement/prospectus and Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “ Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the Regulations.

/s/ Hillworth Securities, LLC
Hillworth Securities, LLC

January 30, 2026